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                                                                   Exhibit 99(b)

Experts

The financial statements and financial statement schedules incorporated by reference in the Registration Statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference in the Registration Statement (which report express an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for uncertainty in income taxes and accounting for deferred acquisition costs associated with internal replacements in 2007). Such financial statements and financial statement schedules have been incorporated by reference in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.